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                                 UNITED STATES
                       SECURITES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  December 18, 1997
                                   ITEQ, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                            0-27986                          41-1667001
(State of Incorporation)             (Commission File No.)          (IRS Employer Identification

              2727 Allen Parkway, Suite 760, Houston, Texas  77019
                    (Address of principal executive offices)

      Registrant's telephone number, including area code:  (713) 285-2700
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                                    Form 8-K

Item 5. Other Events.

On October 28, 1997, ITEQ, Inc.'s (the Company's) merger (the "Merger") with Astrotech International Corporation ("Astrotech") was approved by shareholders of both companies. Astrotech is a leading domestic designer, fabricator and supplier of proprietary storage tank products and services. The company provides a broad range of inspection, engineering, construction and maintenance services for aboveground storage tanks and also offers mobile storage tank leasing services. Industries served include refining, petrochemical, wastewater treatment, agricultural, pulp and paper, mining, water storage, power generation and process systems. The Company issued approximately 9,500,000 shares of ITEQ common stock in exchange for all the outstanding shares of Astrotech common stock based on an exchange ratio of .93 of a share of ITEQ common stock for each share of Astrotech common stock outstanding. In addition, all outstanding options to purchase Astrotech common stock were converted into options to purchase shares of ITEQ common stock as adjusted for the exchange ratio. In connection with the Merger, the Company amended and restated its Certificate of Incorporation to, among other things, increase its authorized shares of common stock from 30,000,000 to 40,000,000.

The merger will be accounted for as a pooling of interests. Accordingly, future consolidated financial statements will be restated to include the accounts and results of operations of Astrotech with those of the Company, as if the two companies had been combined since inception.

The consolidated financial statements will be restated on a combined basis in the Company's Form 10-K for the year ending December 31, 1997. Astrotech's historical statements of operations for all prior years will likewise be combined with ITEQ's historical statements of operations.

In conjunction with the Merger, management is initiating plans to restructure and consolidate the combined companies. Duplicate facilities and excess capacity will be eliminated and certain operations will be consolidated into existing Astrotech or ITEQ facilities. All merger and restructuring costs will be expensed in the fourth quarter of the year ending December 31, 1997. These costs included investment banking, legal, accounting, stockholder meeting expenses, employee severance, asset write-downs and business integration expenses. The merger, acquisition and restructuring costs are approximately $18,000,000 excluding extraordinary charges related to early extinguishment of debt and discontinuance of the operations of the Company's Allied Industries, Inc. subsidiary.


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The following table summarizes the combined results of operations of the
Company and Astrotech for the month ended November 30, 1997:


                                                                One Month ended
            Statement of Operations Data                       November 30, 1997
            ----------------------------                       -----------------
                                                                   (in 000's)

     Revenues                                                       $ 30,357
     Operating profit                                               $  2,088
     Other income (expense), net                                    $   (340)
     Earnings from continuing operations                            $  1,748

          before income tax provision
     Income tax provision                                           $    682
     Earnings from continuing operations                            $  1,066
     Earnings/Loss from discontinued operations,                    $      -
          net of income taxes
     Net earnings                                                   $  1,066


The summarized results of operations for the month ended November 30,1997 do not include any merger, acquisition and restructuring costs. Losses related to the discontinuance of the operations of the Company's Allied subsidiary have been previously accrued and are not reflected in the summarized results of operations for the month ended November 30, 1997.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 18, 1997            ITEQ, Inc.


                                    /s/  Lawrance W. McAfee
                                    --------------------------------------------
                                    Lawrance W. McAfee
                                    Executive Vice President and
                                    Chief Financial Officer




                                    /s/  Kathryn S. Henderson
                                    --------------------------------------------
                                    Kathryn S. Henderson
                                    Corporate Controller








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